Exhibit 99.3

FOR IMMEDIATE RELEASE

Contact:

Jillian Gibson
1st Vice President, Director of Marketing
(336) 369-0916
jillian.gibson@newbridgebank.com

NewBridge Bank and CapStone Bank Complete Merger

Greensboro, N.C., April 1, 2014 – NewBridge Bancorp (NASDAQ: NBBC) announced today that NewBridge Bank (“NewBridge”) has successfully completed its merger with CapStone Bank (“CapStone”) of Raleigh, North Carolina. The merger results in a community bank with total assets of $2.4 billion and a significantly expanded banking presence in four of the top metro markets in North Carolina. NewBridge will continue to operate CapStone’s four offices under the CapStone Bank name until a systems conversion later this month.

“We are excited to welcome CapStone Bank’s clients, employees and shareholders to NewBridge Bank,” said Pressley A. Ridgill, president and chief executive officer of NewBridge Bancorp and NewBridge Bank. “We look forward to building upon their tradition of excellence in the communities they serve while also introducing NewBridge’s comprehensive suite of financial solutions supported by our expanding footprint.”

Ridgill added, “Following our recent acquisition of Security Savings Bank, the merger with CapStone further distinguishes NewBridge as a preferred merger partner throughout the region. It is a significant step toward pursuing our goal of enhancing the long-term value of our franchise through organic growth and strategic acquisitions. We are grateful to CapStone’s shareholders and Board of Directors for their overwhelming approval of this partnership. CapStone’s management team and banking professionals also played pivotal roles in successfully completing this transaction. Because of these team efforts, NewBridge is now a competitive force in four of North Carolina’s largest markets: Charlotte, Greater Wilmington, the Piedmont Triad and the Triangle. Equally important, clients and communities will continue to experience CapStone’s concierge-level of personal service delivered by a local team of experienced banking professionals under the NewBridge brand.”

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Michael S. Patterson, former chairman, president and chief executive officer of CapStone and now a director of NewBridge Bancorp, stated, “We are pleased to join forces with NewBridge and believe our partnership provides tremendous value for our clients, employees and shareholders. Clients will benefit from the traditional retail and commercial banking solutions they’ve enjoyed plus expanded mortgage banking, private banking and wealth management services. Our employees will remain with a values-based organization that offers greater opportunities for advancement. We also expect our shareholders to benefit from the significant earnings potential of a North Carolina-based community bank with critical mass.”

Mr. Patterson will also serve as a member of the executive committees of NewBridge Bancorp and NewBridge Bank.  Robert A. Boyette and Richard A. Urquhart, III, former CapStone directors, have joined the board of directors of NewBridge and their board committee assignments will be determined at a later date.

With the closing of the merger NewBridge is a $2.4 billion institution with $1.7 billion in total loans and $1.8 billion in total deposits. NewBridge is headquartered in Greensboro, N.C. and operates 40 branches and a number of loan production offices throughout the state.

NewBridge Bancorp was advised in this transaction by FIG Partners, LLC as financial advisor and Brooks, Pierce, McLendon, Humphrey, and Leonard, LLP as legal advisor. CapStone Bank was advised by Raymond James & Associates, Inc. as financial advisor and Wyrick Robbins Yates & Ponton LLP as legal advisor.

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Disclosures About Forward-Looking Statements

The discussions included in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward-looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of NewBridge and its management about future events. The accuracy of such forward-looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of NewBridge’s clients or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. Additional factors that could cause actual results to differ materially from those anticipated by forward-looking statements are discussed in NewBridge’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. NewBridge undertakes no obligation to revise or update these statements following the date of this press release.

About NewBridge Bancorp

NewBridge Bancorp is the bank holding company for NewBridge Bank, a full service, state-chartered community bank headquartered in Greensboro, North Carolina. The stock of NewBridge Bancorp trades on the NASDAQ Global Select Market under the symbol “NBBC.”

As one of the largest community banks in North Carolina, NewBridge Bank serves small to midsize businesses, professionals and consumers with a comprehensive array of financial services, including retail and commercial banking, private banking, wealth management and mortgage banking. Upon the closing and merger of CapStone Bank, NewBridge Bank has assets of approximately $2.4 billion and 40 branches and several loan production offices throughout North Carolina.

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